Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS
FIRST QUARTER FISCAL YEAR 2022 RESULTS

Houston, Texas
August 4, 2021
•Total revenues of $300.6 million in Q1 FY22 compared to $293.3 million in Q4 FY21
•Net loss of $14.2 million, or $0.50 per diluted share, in Q1 FY22 compared to $42.6 million, or $1.47 per diluted share, in Q4 FY21
•EBITDA adjusted to exclude special items and asset dispositions was $40.0 million in Q1 FY22 compared to $30.5 million in Q4 FY21
•Adjusted Free Cash Flow excluding Net Capex was $38.7 million in Q1 FY22
•As of June 30, 2021, unrestricted cash balance was $244.7 million with total liquidity of $298.8 million
•In June and July 2021, the Company repurchased 1,480,804 shares at an average price of $27.02

FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) today reported net loss attributable to the Company of $14.2 million, or $0.50 per diluted share, for its fiscal first quarter ended June 30, 2021 (“current quarter”) on operating revenues of $288.4 million compared to net loss attributable to the Company of $42.6 million, or $1.47 per diluted share, in the quarter ended March 31, 2021 (“preceding quarter”) on operating revenues of $281.5 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $14.8 million in the current quarter compared to $(32.2) million in the preceding quarter. EBITDA adjusted to exclude special items and gains or losses on asset dispositions was $40.0 million in the current quarter compared to $30.5 million in the preceding quarter. The following table provides a bridge between EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding gains or losses on asset dispositions. See Reconciliation of Non-GAAP Metrics for a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended,
	June 30, 2021	March 31, 2021
EBITDA	$14,766	$(32,168)
Special items:
Organizational restructuring costs	$851	$7,887
Loss on impairment	21,934	1,182
PBH intangible amortization	2,846	3,964
Merger-related costs	1,735	16,475
Government grants	(390)	(375)
Early extinguishment of debt fees	—	28,515
Bankruptcy related costs	446	407
Insurance proceeds	(3,732)	(2,614)
Loss on sale of subsidiaries	2,002	—
	$25,692	$55,441
Adjusted EBITDA	$40,458	$23,273
(Gains) losses on asset dispositions, net	(499)	7,199
Adjusted EBITDA excluding asset dispositions	$39,959	$30,472

“Since the commencement of the Board-authorized stock repurchase plan in September 2020, Bristow has repurchased approximately 1.9 million shares for gross consideration of $50 million, representing an average repurchase price of $25.92 per share,” said Chris Bradshaw, President and Chief Executive Officer of Bristow. “We continue to believe that Bristow’s strong balance sheet and robust free cash flow generation provide multiple avenues to create value for shareholders.”
Sequential Quarter Results
Operating revenues in the current quarter were $6.8 million higher compared to the preceding quarter.
Operating revenues from oil and gas services were $4.0 million higher primarily due to higher utilization in the Europe region. Operating revenues from government services were $3.4 million higher primarily due to increased flight hours and the strengthening of the British pound sterling relative to the U.S. dollar. Operating revenues from fixed wing services were $2.6 million higher primarily due to increased utilization in Australia. Other revenues were $3.2 million lower primarily due to the end of a customer contract.
Operating expenses were $3.8 million lower in the current quarter primarily due to lower personnel and maintenance costs, partially offset by higher fuel costs.
General and administrative expenses were $3.2 million lower in the current quarter primarily due to lower compensation expenses and decreased professional services fees.
Merger-related costs, which primarily consist of professional services fees and severance costs, were $1.7 million in the current quarter compared to $16.5 million in the preceding quarter.
Restructuring costs were $0.9 million in the current quarter compared to $7.9 million in the preceding quarter.
Depreciation and amortization expenses were $5.9 million higher in the current quarter primarily due to the addition of existing assets to the depreciation and amortization calculation.
During the current quarter, the Company recognized a loss on impairment of $21.9 million, consisting of $16.0 million related to Petroleum Air Services (“PAS”), an unconsolidated affiliate in Egypt, and $5.9 million in connection with certain helicopters held for sale to reflect the helicopters at expected sales values.
During the current quarter, the Company recognized losses of $1.5 million from unconsolidated affiliates compared to losses of $0.4 million in the preceding quarter.
During the current quarter, the Company recognized a $2.0 million loss on the sale of its subsidiary in Colombia.
Income tax benefit was $4.8 million in the current quarter compared to $19.1 million in the preceding quarter. The income tax benefit in the current quarter primarily related to changes in the blend of earnings, the tax impact of valuation allowances on the Company’s net operating losses and deductible business interest expense, and the tax impact of the PAS impairment loss.
Calendar Quarter Results
Operating revenues in the current quarter were $26.8 million higher compared to the quarter ended June 30, 2020 (“prior year quarter”).
Operating revenues from oil and gas services were $2.3 million lower. Operating revenues in the Africa region were $15.3 million lower primarily due to the end of customer contracts and lower utilization. Operating revenues in the Europe region were $5.1 million lower primarily due to the end of customer contracts and lower utilization in the U.K., partially offset by the strengthening of the British pound sterling relative to the U.S. dollar and increased revenues in Norway due to the strengthening of the Norwegian krone relative to the U.S. dollar and higher utilization. These decreases were partially offset by a $18.1 million increase in operating revenues in the Americas region primarily due to the impact of the Merger.
Operating revenues from government services were $15.8 million higher in the current quarter primarily due to the impact of the Merger, the strengthening of the British pound sterling relative to the U.S. dollar and an increase in flight hours.
Operating revenues from fixed wing services were $13.1 million higher in the current quarter primarily due to higher utilization.
Operating expenses were $26.9 million higher in the current quarter. Repairs and maintenance costs were $9.6 million higher in the current quarter primarily due to the impact of the Merger, the timing of repairs and higher flight hours. Fuel expense was $8.8 million higher in the current quarter primarily due to higher fuel prices, the impact of the Merger, higher flight hours and unfavorable foreign exchange impacts. Personnel costs were $5.0 million higher primarily due to the impact of the Merger and unfavorable foreign exchange impacts.
General and administrative expenses were $2.1 million higher in the current quarter primarily due to the impact of the Merger.
Merger-related costs, which primarily consist of professional services fees and severance costs, were $1.7 million in the current quarter compared to $17.4 million in the prior year quarter.
Restructuring costs were $0.9 million in the current quarter compared to $3.0 million in the prior year quarter.
Depreciation and amortization expenses were $6.8 million higher in the current quarter primarily due to the addition of existing assets to the depreciation and amortization calculation and the impact of the Merger.
During the current quarter, the Company recognized a loss on impairment of $21.9 million, consisting of $16.0 million related to PAS and $5.9 million in connection with certain helicopters held for sale. During the prior year quarter, the Company recorded a loss on impairment of its investment in Líder of $18.7 million and an inventory impairment of $0.5 million.
During the current quarter, the Company sold two S76D medium helicopters, one B212 medium helicopter and other equipment resulting in a net gain of $0.5 million. During the prior year quarter, the Company sold one H225 heavy helicopter and other equipment resulting in a net gain of $5.5 million.
Interest expense was $1.9 million lower in the current quarter primarily due to lower debt balances.
During the current quarter, the Company recognized a $2.0 million loss on the sale of its subsidiary in Colombia.
During the prior year quarter, the Company recognized a $15.4 million gain on change in fair value of preferred stock derivative liability.
During the prior year quarter, the Company recognized a bargain purchase gain of $75.4 million related to the Merger.
Other income, net was $6.2 million in the current quarter compared to $4.0 million in the prior year quarter.
Income tax benefit was $4.8 million in the current quarter compared to $3.3 million in the prior year quarter. The income tax benefit in the current quarter primarily related to changes in the blend of earnings, the tax impact of valuation allowances on the Company’s net operating losses and deductible business interest expense, and the tax impact of the PAS impairment loss.
Liquidity and Capital Allocation
As of June 30, 2021, the Company had $244.7 million of unrestricted cash and $54.1 million of remaining availability under its amended asset-based revolving credit facility (the “ABL Facility”) for total liquidity of $298.8 million. Borrowings under the amended ABL Facility are subject to certain conditions and requirements.
In the current quarter, cash proceeds from dispositions of property and equipment were $10.6 million and purchases of property and equipment were $3.0 million, resulting in net (proceeds from)/purchases of property and equipment (“Net Capex”) of $(7.7) million. In the preceding quarter, cash proceeds from dispositions of property and equipment were $1.4 million and purchases of property and equipment were $3.6 million, resulting in Net Capex of $2.2 million. See Adjusted Free Cash Flow Reconciliation for a reconciliation of Net Capex and Adjusted Free Cash Flow.
Since the commencement of the Board authorized stock repurchase plan on September 16, 2020, the Company has repurchased approximately 1.9 million shares for gross consideration of $50.0 million, representing an average repurchase price of $25.92 per share.

Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, August 5, 2021, to review the results for the fiscal first quarter ended June 30, 2021. The conference call can be accessed as follows:
All callers will need to reference the access code 3116282.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 353-6461
Outside the U.S.: Operator Assisted International Dial-In Number: (334) 323-0501
Replay
A telephone replay will be available through August 19, 2021 by dialing 888-203-1112 and utilizing the access code above. An audio replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through August 19, 2021. The accompanying investor presentation will be available on August 5, 2021 on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Jennifer Whalen at (713) 369-4636 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of vertical flight solutions. Bristow primarily provides aviation services to a broad base of major integrated, national and independent offshore energy companies. Bristow provides commercial search and rescue (“SAR”) services in several countries and public sector SAR services in the United Kingdom (“U.K.”) on behalf of the Maritime & Coastguard Agency (“MCA”). Additionally, the Company offers ad hoc helicopter and fixed wing transportation services.
Bristow currently has customers in Australia, Brazil, Canada, Chile, Colombia, Guyana, India, Mexico, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S.
Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements represent Bristow Group Inc.’s (the “Company”) current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements.
Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof. Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: the COVID-19 pandemic and related economic repercussions have resulted, and may continue to result, in a decrease in the price of and demand for oil, which has caused, and may continue to cause, a decrease in the demand for our services; expected cost synergies and other benefits of the merger (the “Merger”) of the entity formerly known as Bristow Group Inc. (“Old Bristow”) and Era Group Inc. (“Era”) might not be realized within the expected time frames, might be less than projected or may not be realized at all; the ability to successfully integrate the operations, accounting and administrative functions of Era and Old Bristow; managing a significantly larger company than before the completion of the Merger; diversion of management time on issues related to integration of the companies; the increase in indebtedness as a result of the Merger; operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees and customers, may be greater than expected; our reliance on a limited number of customers and the reduction of our customer base as a result of bankruptcies or consolidation; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; fluctuations in worldwide prices of and demand for oil and natural gas; fluctuations in levels of oil and natural gas exploration, development and production activities; fluctuations in the demand for our services; the possibility that we may impair our long-lived assets and other assets, including inventory, property and equipment and investments in unconsolidated affiliates; our ability to implement operational improvement efficiencies with the objective of rightsizing our global footprint and further reducing our cost structure; the possibility of significant changes in foreign exchange rates and controls, including as a result of the U.K. having exited from the European Union (“E.U.”) (“Brexit”);

the impact of continued uncertainty surrounding the effects Brexit will have on the British, E.U. and global economies and demand for oil and natural gas; potential effects of increased competition; the risk of future material weaknesses we may identify while we work to align policies, principles, and practices of the combined company following the Merger or any other failure by us to maintain effective internal controls; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the possibility of changes in tax and other laws, regulations, and policies, including, without limitation, actions of the Biden Administration that impact oil and gas operations or favor renewable energy projects in the U.S.; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; general economic conditions, including the capital and credit markets; the possibility that segments of our fleet may be grounded for extended periods of time or indefinitely; the existence of operating risks inherent in our business, including the possibility of declining safety performance; the possibility of political instability, war or acts of terrorism in any of the countries where we operate; the possibility that reductions in spending on aviation services by governmental agencies could lead to modifications of our search and rescue (“SAR”) contract terms with the U.K. government, our contracts with the Bureau of Safety and Environmental Enforcement or delays in receiving payments under such contracts; and our reliance on a limited number of helicopter manufacturers and suppliers. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (the “Annual Report”) which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Annual Report and in our filings with the United States Securities and Exchange Commission (the “SEC”), all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)
	Three Months Ended		Favorable/ (Unfavorable)
	June 30, 2021	March 31, 2021

Revenues:
Operating revenues	$288,351	$281,519	$6,832
Reimbursable revenues	12,251	11,813	438
Total revenues	300,602	293,332	7,270

Costs and expenses:
Operating expenses	214,503	218,295	3,792
Reimbursable expenses	12,114	11,697	(417)
General and administrative expenses	37,483	40,678	3,195
Merger-related costs	1,735	16,475	14,740
Restructuring costs	851	7,887	7,036
Depreciation and amortization	23,195	17,254	(5,941)
Total costs and expenses	289,881	312,286	22,405

Loss on impairment	(21,934)	(1,182)	(20,752)
Gain (loss) on disposal of assets	499	(7,199)	7,698
Loss from unconsolidated affiliates, net	(1,517)	(440)	(1,077)
Operating loss	(12,231)	(27,775)	15,544

Interest income	66	238	(172)
Interest expense	(10,624)	(12,108)	1,484
Loss on extinguishment of debt	—	(28,515)	28,515
Reorganization items, net	(446)	(407)	(39)
Loss on sale of subsidiaries	(2,002)	—	(2,002)
Other, net	6,184	7,037	(853)
Total other income (expense), net	(6,822)	(33,755)	26,933
Loss before benefit for income taxes	(19,053)	(61,530)	42,477
Benefit for income taxes	4,842	19,092	(14,250)
Net loss	(14,211)	(42,438)	28,227
Net (income) loss attributable to noncontrolling interests	14	(152)	166
Net loss attributable to Bristow Group Inc.	$(14,197)	$(42,590)	$28,393

Basic loss per common share	$(0.50)	$(1.47)
Diluted loss per common share	$(0.50)	$(1.47)

Weighted average common shares outstanding, basic	28,669,417	28,946,945
Weighted average common shares outstanding, diluted	28,669,417	28,946,945

EBITDA	$14,766	$(32,168)	$46,934
Adjusted EBITDA	$40,458	$23,273	$17,185
Adjusted EBITDA excluding asset dispositions	$39,959	$30,472	$9,487

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)
	Three Months Ended		Favorable/ (Unfavorable)
	June 30, 2021	June 30, 2020

Revenues:
Operating revenues	$288,351	$261,508	$26,843
Reimbursable revenues	12,251	8,685	3,566
Total revenues	300,602	270,193	30,409

Costs and expenses:
Operating expenses	214,503	187,555	(26,948)
Reimbursable expenses	12,114	8,648	(3,466)
General and administrative expenses	37,483	35,394	(2,089)
Merger-related costs	1,735	17,418	15,683
Restructuring costs	851	3,012	2,161
Depreciation and amortization	23,195	16,356	(6,839)
Total costs and expenses	289,881	268,383	(21,498)

Loss on impairment	(21,934)	(19,233)	(2,701)
Gain on disposal of assets	499	5,522	(5,023)
Loss from unconsolidated affiliates, net	(1,517)	(1,978)	461
Operating loss	(12,231)	(13,879)	1,648

Interest income	66	262	(196)
Interest expense	(10,624)	(12,504)	1,880
Loss on extinguishment of debt	—	(615)	615
Reorganization items, net	(446)	—	(446)
Loss on sale of subsidiaries	(2,002)	—	(2,002)
Change in fair value of preferred stock derivative liability	—	15,416	(15,416)
Gain on bargain purchase	—	75,433	(75,433)
Other, net	6,184	4,001	2,183
Total other income (expense), net	(6,822)	81,993	(88,815)
Income (loss) before benefit for income taxes	(19,053)	68,114	(87,167)
Benefit for income taxes	4,842	3,290	1,552
Net income (loss)	(14,211)	71,404	(85,615)
Net loss attributable to noncontrolling interests	14	73	(59)
Net income (loss) attributable to Bristow Group Inc.	$(14,197)	$71,477	$(85,674)

Basic earnings (loss) per common share(1)	$(0.50)	$18.41
Diluted earnings (loss) per common share(1)	$(0.50)	$5.16

Weighted average common shares outstanding, basic	28,669,417	11,102,611
Weighted average common shares outstanding, diluted	28,669,417	38,988,528

EBITDA	$14,766	$96,974	$(82,208)
Adjusted EBITDA	$40,458	$49,780	$(9,322)
Adjusted EBITDA excluding asset dispositions	$39,959	$44,258	$(4,299)
(1) For the three months ended June 30, 2020, EPS takes into account the impact of the Merger.

Beginning in fiscal year 2022, the revenues by line of service tables have been modified to more accurately reflect how management views the Company’s lines of service. These changes include the addition of a Government services line of service which includes revenues from U.K. SAR, the U.S. Bureau of Safety and Environmental Enforcement (“BSEE”), and other government contracts. In addition, our Other activities and services (“other” services) will now reflect revenues derived from leasing aircraft to non-governmental third party operators, oil and gas contracts that do not materially fit into one of the three major oil and gas operating regions and other services as they arise. As such, operating revenues from Asia Pacific oil and gas services are now shown under other services following the exit of that line of service in the Asia Pacific region in the Current Quarter. Prior period amounts will not match the previously reported amounts by individual lines of service. Management believes this change provides more relevant information needed to understand and analyze the Company’s current lines of service.

BRISTOW GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Oil and gas services:
Europe	$99,901	$93,850	$105,029
Americas	75,003	72,785	56,893
Africa	14,692	18,976	30,015
Total oil and gas services	189,596	185,611	191,937
Government services(1)	70,436	67,032	54,611
Fixed wing services	24,654	22,013	11,559
Other services(2)	3,665	6,863	3,401
	$288,351	$281,519	$261,508
(1)Includes revenues of approximately $7.8 million and $2.0 million related to government services that were previously included in the oil and gas and other service lines for the three months ended March 31, 2021 and June 30, 2020, respectively.
(2)Includes Asia Pacific and certain Europe revenues of approximately $3.2 million and $3.5 million that were previously included in the oil and gas service line for the three months ended March 31, 2021 and June 30, 2020, respectively.

FLIGHT HOURS BY LINE OF SERVICE (unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Oil and gas services:
Europe	11,833	11,207	12,438
Americas	8,777	8,237	4,807
Africa	2,078	2,180	1,457
Total oil and gas services	22,688	21,624	18,702
Government services(1)	3,925	3,240	2,468
Fixed wing services	3,296	3,458	2,164
Other services(2)(3)	9	110	85
	29,918	28,432	23,419

(1)Includes flight hours of approximately 953 and 299 hours related to government services that were previously included in the oil and gas and other service lines for the three months ended March 31, 2021 and June 30, 2020, respectively.
(2)Consists of Asia Pacific flight hours that were previously included in the oil and gas service line for the three months ended March 31, 2021 and June 30, 2020, respectively.
(3)Does not include hours flown by helicopters in third party leasing contracts

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	June 30, 2021	March 31, 2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$248,674	$231,079
Accounts receivable	198,144	215,620
Inventories	92,894	92,180
Assets held for sale	7,432	14,750
Prepaid expenses and other current assets	30,251	32,119
Total current assets	577,395	585,748
Property and equipment	1,082,116	1,090,094
Accumulated depreciation	(107,459)	(85,535)
Net property and equipment	974,657	1,004,559
Investment in unconsolidated affiliates	19,416	37,530
Right-of-use assets	226,970	246,667
Other assets	115,215	117,766
Total assets	$1,913,653	$1,992,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,844	$69,542
Accrued liabilities	214,039	219,613
Short-term borrowings and current maturities of long-term debt	16,043	15,965
Total current liabilities	293,926	305,120
Long-term debt, less current maturities	525,571	527,528
Deferred taxes	33,801	42,430
Long-term operating lease liabilities	152,258	167,718
Deferred credits and other liabilities	45,939	50,831
Total liabilities	1,051,495	1,093,627

Redeemable noncontrolling interests	—	1,572
Stockholders’ investment
Common stock	303	303
Additional paid-in capital	690,041	687,715
Retained earnings	212,814	227,011
Treasury shares, at cost	(35,700)	(10,501)
Accumulated other comprehensive income	(4,749)	(6,915)
Total Bristow Group Inc. stockholders’ investment	862,709	897,613
Noncontrolling interests	(551)	(542)
Total stockholders’ investment	862,158	897,071
Total liabilities, and stockholders’ equity	$1,913,653	$1,992,270

Reconciliation of Non-GAAP Metrics
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Net income (loss)	(14,211)	(42,438)	71,404
Depreciation and amortization	23,195	17,254	16,356
Interest expense	10,624	12,108	12,504
Income tax (benefit) expense	(4,842)	(19,092)	(3,290)
EBITDA	$14,766	$(32,168)	$96,974
Special items (1)	25,692	55,441	(47,194)
Adjusted EBITDA	$40,458	$23,273	$49,780
(Gains) losses on asset dispositions, net	(499)	7,199	(5,522)
Adjusted EBITDA excluding asset dispositions	$39,959	$30,472	$44,258
(1)Special items include the following:

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Organizational restructuring costs	$851	$7,887	$3,011
Loss on impairment	21,934	1,182	19,233
PBH intangible amortization	2,846	3,964	5,136
Merger-related costs	1,735	16,475	17,420
Government grants(2)	(390)	(375)	(1,760)
Bargain purchase gain	—	—	(75,433)
Early extinguishment of debt fees	—	28,515	615
Change in fair value of preferred stock derivative liability	—	—	(15,416)
Bankruptcy related costs	446	407	—
Insurance proceeds	(3,732)	(2,614)	—
Loss on sale of subsidiaries	2,002	—	—
	$25,692	$55,441	$(47,194)
___________________________
(2)  COVID-19 related government relief grants

Pro Forma Q1 FY21 Reconciliation
Pro Forma EBITDA and Pro Forma Adjusted EBITDA reflect EBITDA and Adjusted EBITDA of Old Bristow and Era Group Inc. before the Merger for the period beginning April 1, 2020 through June 11, 2020, plus EBITDA and Adjusted EBITDA for the post-Merger period through June 30, 2020. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the three months ended June 30, 2020 (in thousands).

	Old Bristow	Era Group Inc.	Legacy Era	Pro Forma
	Three Months Ended June 30, 2020	April 1, 2020 - June 11, 2020	June 12 - 30, 2020	Three Months Ended June 30, 2020
Net income (loss)	$75,708	$(18,059)	$(4,305)	$53,344
Depreciation and amortization	15,914	7,818	443	24,175
Interest expense	11,755	2,650	749	15,154
Income tax (benefit) expense	(3,798)	(2,467)	508	(5,757)
EBITDA	$99,579	$(10,058)	$(2,605)	$86,916
Special items (1)	(49,696)	13,744	2,502	(33,450)
Adjusted EBITDA	$49,883	$3,686	$(103)	$53,466
(Gains) losses on asset dispositions, net	(5,527)	141	5	(5,381)
Adjusted EBITDA excluding asset dispositions	$44,356	$3,827	$(98)	$48,085
(1)Special items include the following:

	Old Bristow	Era Group Inc.	Legacy Era	Pro Forma
	Three Months Ended June 30, 2020	April 1, 2020 - June 11, 2020	June 12 - 30, 2020	Three Months Ended June 30, 2020
Loss on impairments	$19,233	$—	$—	$19,233
Merger-related costs	15,103	13,575	2,317	30,995
PBH intangible amortization	4,951	169	185	5,305
Organizational restructuring costs	3,011	—	—	3,011
Early extinguishment of debt fees	615	—	—	615
Government grants(2)	(1,760)	—	—	(1,760)
Change in fair value of preferred stock derivative liability	(15,416)	—	—	(15,416)
Bargain purchase gain	(75,433)	—	—	(75,433)
	$(49,696)	$13,744	$2,502	$(33,450)
___________________________
(2)  COVID-19 related government relief grants

Adjusted Free Cash Flow Reconciliation
Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude professional services fees and other costs paid in relation to the Merger, fresh-start accounting and the Chapter 11 Cases.  Management believes that the use of Adjusted Free Cash Flow is meaningful as it measures the Company’s ability to generate cash from its business after excluding cash payments for special items. Management uses this information as an analytical indicator to assess the Company’s liquidity and performance. However, investors should note numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by management to calculate Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands).

	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021
Net cash provided by operating activities	$36,441	$36,776
Plus: Proceeds from disposition of property and equipment	10,621	1,381
Less: Purchases of property and equipment	(2,968)	(3,612)
Free Cash Flow	$44,094	$34,545
Plus: Organizational restructuring costs	706	1,939
Plus: Merger-related costs	1,853	18,827
Less: Government grants	(343)	(375)
Adjusted Free Cash Flow	$46,310	$54,936
Net (proceeds from)/purchases of property and equipment (“Net Capex”)	(7,653)	2,231
Adjusted Free Cash Flow excluding Net Capex	$38,657	$57,167

BRISTOW GROUP INC. FLEET COUNT (unaudited)

	Number of Aircraft
Type	Owned Aircraft	Leased Aircraft	Aircraft Held For Sale	Consolidated Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S-92A	35	26	—	61	19	12
S-92A U.K. SAR	3	7	—	10	19	7
H225	—	—	2	2	19	10
AW189	6	1	—	7	16	6
AW189 U.K. SAR	11	—	—	11	16	5
	55	34	2	91
Medium Helicopters:
AW139	52	7	—	59	12	10
S-76 C+/C++	17	—	4	21	12	13
S-76D	8	—	—	8	12	7
B212	2	—	—	2	12	39
	79	7	4	90
Light—Twin Engine Helicopters:
AW109	6	—	—	6	7	15
EC135	10	—	—	10	6	12
	16	—	—	16
Light—Single Engine Helicopters:
AS350	17	—	—	17	4	24
AW119	13	—	—	13	7	15
	30	—	—	30

Total Helicopters	180	41	6	227		12
Fixed wing	7	4	—	11
UAV	—	2	—	2
Total Fleet	187	47	6	240
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(1)Reflects the average age of helicopters that are owned.

The chart below presents the number of aircraft in our fleet and their distribution among the regions in which we operate as of June 30, 2021 and the percentage of operating revenue that each of our regions provided during the current quarter.

	Percentage of Current Quarter Operating Revenue
						UAV	Fixed Wing
		Heavy	Medium	Light Twin	Light Single			Total
Europe	57%	63	12	—	4	2	—	81
Americas	29%	22	58	16	26	—	—	122
Asia Pacific	8%	—	2	—	—	—	9	11
Africa	6%	6	18	—	—	—	2	26
Total	100%	91	90	16	30	2	11	240